EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES THIRD-QUARTER RESULTS

Earnings Per Diluted Share of $1.36 - Up 27% Over Prior-Year Quarter

Heritage Aggregates Product Line Pricing Increases 4.1%

Specialty Products Posts Record Third-Quarter Earnings From Operations

RALEIGH, North Carolina (November 6, 2012) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the third quarter and nine months ended September 30, 2012.

Ward Nye, President and CEO of Martin Marietta Materials, stated, “Our strong third-quarter results reflect both revenue and profit growth that demonstrate the underlying strength of our legacy operations as well as the contribution from our recent acquisitions in the Denver, Colorado, market. In terms of our overall performance, the heritage Aggregates business benefitted from both continued strong pricing trends and increased productivity, and the Specialty Products business generated record earnings from operations. Our bottom line continued to reflect the diligent manner in which we control costs. As a result, our earnings per diluted share of $1.36, a 27% increase over the prior-year quarter, is especially noteworthy given that our team achieved this in an uncertain economic climate that has been marked by a reluctance by governmental bodies and private industry to commit to long-range capital projects.

“We also see several positive trends in construction activity. First, we continue to benefit from recovery and growth in the residential sector end-use market, which is reporting a 14% increase in heritage aggregates product line shipments over the prior-year quarter. Second, with the passage of the Moving Ahead for Progress in the 21st Century Act, or MAP-21, a twenty-seven-month Federal surface transportation bill intended to expedite project approvals and limit spending for programs unrelated to core transportation needs, federal highway funds can be obligated with more certainty. Consequently, many of our key states are taking steps to utilize various funding alternatives to support important infrastructure projects. Finally, it seems a backlog of construction work is awaiting, what we believe to be, a general restoration of confidence in the current economic and political environment. We anticipate these positive trends will continue and provide the prospect for increasing volume momentum as we move forward into 2013.”

SIGNIFICANT ITEMS (UNLESS NOTED, ALL COMPARISONS ARE WITH THE PRIOR-YEAR THIRD QUARTER)

•	Earnings per diluted share of $1.36 compared with $1.07

•	Consolidated net sales of $539.1 million compared with $445.0 million

•	Heritage aggregates product line pricing increased 4.1%; volume decreased 3.8%

•	Specialty Products net sales of $49.4 million and record third-quarter earnings from operations of $17.0 million

•	Consolidated selling, general and administrative expenses (SG&A) decreased 140 basis points as a percentage of net sales

•	Consolidated earnings from operations of $91.1 million compared with $80.0 million

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MANAGEMENT COMMENTARY (UNLESS NOTED, ALL COMPARISONS ARE WITH THE PRIOR-YEAR THIRD QUARTER)

Nye continued, “Consolidated net sales increased over 20%, with the recently acquired Denver, Colorado, area businesses contributing $92 million in the quarter. These operations once again exceeded our expectations, reflecting positive construction trends in that market where the rate of growth in highway contract awards ranks among the highest in the country, and, importantly, construction-related employment is well above the national average. Nonresidential construction activity also continues to improve in the market with commercial real estate realizing increased lease rates and decreasing vacancies. Year-to-date housing permits in Colorado increased more than 60%, outpacing the national average, while single-family home sales have increased significantly over the prior-year period.

“Heritage aggregates product line pricing increased 4.1% in the quarter over the prior-year period. Pricing growth was led by our Southeast Group, with an overall increase of 5.1% over the prior-year quarter, driven by improvement in all of its markets along with favorable product mix. The West Group reported a heritage aggregates product line price increase of 4.8%, with shipments to the energy sector being a significant driver of this improvement. The Mideast Group had a 3.5% increase in its heritage aggregates product line average selling price, led by growth in our North Carolina, Virginia and West Virginia markets.

“Volume trends noted in June continued throughout the third quarter, resulting in a 3.8% decline in heritage aggregates product line shipments versus the comparable prior-year period. Shipments to the infrastructure end-use market, which comprised more than half of our heritage aggregates product line volumes, declined 6% compared with the prior-year quarter. Much of the volume decline is attributable to the fact that for nearly three years federal highway spending operated under a series of short-term, continuing resolutions. This extended circumstance made it difficult, and at times impossible, for state departments of transportation to obligate traditional long-term expenditures. This created a chilling effect on various states’ ability to advertise and award significant new highway construction activity.

“On July 6, 2012, the President signed into law MAP-21, which maintains highway expenditures at current levels, $40 billion per year, with modest increases to reflect projected inflation and reform provisions. The bill’s passage nine months into the Federal fiscal year ended September 30, 2012, meant that a disproportionately large percentage of federal highway funds were obligated during the last two months of the fiscal year. This delayed timing affected highway construction activity during the quarter and will likely result in many of these projects starting in 2013. However, certain states, namely Texas, Iowa and Florida, have initiated state-level programs that demonstrate the importance of infrastructure investment. In fact, the Texas department of transportation anticipates its spending during fiscal year 2013, which began September 1, to be more than double the amount spent in fiscal year 2012. Additionally, Texas and North Carolina were two of the first states to apply for funding assistance under the Transportation Infrastructure Finance and Innovation Act (TIFIA). Texas submitted requests for TIFIA projects with a cumulative investment of more than $6 billion, while North Carolina’s proposed projects total more than $1 billion. TIFIA provides $1.75 billion of federal credit assistance over the next two years for nationally or regionally significant surface transportation projects. Each dollar of federal funds can provide up to $10 in TIFIA credit assistance and leverage up to $30 in transportation infrastructure investment. TIFIA and other state-sponsored programs coupled with MAP-21 should provide an impetus for increased infrastructure spending into 2013 and beyond.

“The nonresidential market is our second largest aggregates end use. During the third quarter, we continued to benefit, as we have for the past couple of years, from a significant level of aggregates product line shipments to the energy sector and other heavy industrial uses. Nonetheless, we also saw more traditional non-energy-related projects delayed during the third quarter. In general, many developers were hesitant to begin new projects due to an inability to accurately estimate their investment returns, including the cost of capital and changes in tax policy, in light of uncertainty surrounding the United States’ fiscal position. As a

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MLM Announces Third Quarter 2012 Results

November 6, 2012

result, our overall heritage shipments to this end use market were relatively flat compared with the prior year. Our residential end-use market growth reflects an approximate 25% increase in year-to-date housing starts over the prior-year period and, as previously mentioned, heritage aggregates shipments increased 14% in the quarter. Finally, our ChemRock/Rail end-use market experienced a 14% decline in heritage shipments compared with the prior-year quarter. The reduction was principally due to the comparison with an unusually strong third quarter for ballast shipments in 2011, as well as a decline in coal traffic on the railroads.

“As previously indicated, economic growth was inconsistent across our markets. Aggregates shipment levels varied by geographic area, with notable strength in Texas, West Virginia and Charlotte, North Carolina. This relative robustness was offset by weakness in Ohio, where construction activity on major projects declined, and our West Group, which experienced reduced rail ballast shipments. This weakness led to declines of 2.6% and 2.3% in heritage aggregates product line shipments in the Mideast and West Groups, respectively. The Southeast Group reported a 10.7% decline in heritage aggregates shipments, as economic growth in this region continues to lag national trends, principally due to weak job growth and continued high foreclosure rates.

“Specialty Products continued its strong performance in both the chemicals and dolomitic lime product lines. For the quarter, net sales were $49.4 million and record third-quarter earnings from operations were $17.0 million, or 34.4% of net sales, an improvement of 350 basis points. The new dolomitic lime kiln we recently completed at our Woodville, Ohio, facility will begin generating sales in the fourth quarter. The new kiln is expected to provide incremental annual net sales ranging from $22 million to $25 million with margins comparable to existing operations.

“Direct production costs for the heritage aggregates product line fell 2.7%, as production levels were reduced to better match shipment activity. Our operations personnel prudently managed costs and limited the increase in cost per ton to 1.0%, despite this decline.

“Consolidated gross margin (excluding freight and delivery revenues) for the quarter was 22.9%, a 220-basis-point decline compared with the prior-year quarter. The decline was primarily attributable to the increased impact of our newly acquired Colorado businesses, which is more vertically integrated (i.e., with ready mixed concrete, hot mixed asphalt and related paving operations) than our traditional heritage business. In fact, excluding the effect of these recently acquired businesses, consolidated gross margin (excluding freight and delivery revenues) would have been 25.6%, an improvement of 50 basis points over the prior-year quarter. Notably, our Mideast Group benefitted during the quarter from pricing growth to increase net sales, and coupled this sales growth with reduced personnel costs to increase its gross margin (excluding freight and delivery revenues) by 180 basis points to 33.7%.

“Consolidated SG&A as a percentage of net sales was 6.0%, an improvement of 140 basis points compared with the prior-year quarter. On an absolute basis, SG&A decreased $0.7 million despite absorbing overhead incurred at our Denver operations, as well as costs related to an information systems upgrade expected to be completed by the fall of 2013.

LIQUIDITY AND CAPITAL RESOURCES

“Cash provided by operating activities for the nine months ended September 30, 2012, was $122.0 million. Excluding the impact of business development expenses, cash provided by operating activities for the nine months ended September 30, 2012, was $160.0 million compared with $179.9 million for the same period in 2011. During the nine months ended September 30, 2012, we invested $105.9 million of capital into our business, including $32 million related to the new kiln. Days sales outstanding was 45 days, comparable with 2011.

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MLM Announces Third Quarter 2012 Results

November 6, 2012

“At September 30, 2012, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.58 times. At September 30, 2012, the maximum ratio is 3.75 times per our covenant, which we recently amended to provide incremental liquidity cushion. The amendment maintains the maximum ratio at 3.75 times through June 30, 2013, before returning to a maximum of 3.50 times on September 30, 2013.

FULL-YEAR 2012 AND PRELIMINARY 2013 OUTLOOK

“As discussed, we are encouraged by various positive trends in our markets. For full year 2012, we anticipate high-single-digit volume growth in our nonresidential end-use market, driven primarily by increased energy shipments; some energy-sector activity will continue to be affected by natural gas prices, the timing of lease commitments for oil and natural gas companies, geographic transitions and weather conditions. We expect the rate of improvement in our residential end-use market to accelerate over the rate of improvement in 2011. Our infrastructure end-use market volume is expected to be down slightly, and ChemRock/Rail shipments are expected to be down in the high-single digits.

“As such, we anticipate that heritage aggregates product line shipments for the full year will increase 1% to 2%, and pricing will increase 2% to 4%. A variety of factors beyond our direct control may continue to exert pressure on our volumes and our forecasted pricing increase is not expected to be uniform across the company. Heritage aggregates product line direct production costs per ton are expected to be up slightly compared with 2011.

“Earnings for the Specialty Products segment should be approximately $68 million to $70 million. Steel utilization and natural gas prices are two key factors for this segment.

“SG&A expenses, excluding the incremental expense related to the Denver operations and costs related to our information systems upgrade, are expected to decline slightly. We expect improvement in SG&A expenses related to the Denver operations as we fully complete their integration. Interest expense should decrease approximately $5 million compared with 2011. Our effective tax rate is expected to approximate 23%, excluding discrete events. Capital expenditures are forecast at $155 million.

“We have started framing a preliminary 2013 outlook for our end-use markets. We currently expect shipments to the infrastructure end-use market to increase in the mid-single digits, driven by the impact of MAP-21, TIFIA and state-sponsored programs. We anticipate our nonresidential end-use market to increase in the high-single digits. We believe the recent positive trend in housing starts will continue and our residential end-use market will experience double-digit volume growth. Finally, we expect our ChemRock/Rail end-use market to be flat compared with 2012. We will provide further guidance on our 2013 outlook in our year-end earnings release.”

RISKS TO OUTLOOK

The full-year 2012 outlook and preliminary 2013 outlook for the Corporation’s end-use markets include management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to the Corporation’s performance will be the United States economy and its impact on construction activity. The resolution of the fiscal cliff and whether tax increases and spending cuts take effect may have a significant impact on the economy and, consequently, construction activity. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in nonresidential construction, a decline

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MLM Announces Third Quarter 2012 Results

November 6, 2012

in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; and a continued reduction in ChemRock/Rail shipments resulting from declining coal traffic on the railroads. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget issues driven by lower tax revenues. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states disproportionately affecting the Corporation’s revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing.

The Corporation’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the acquisitions of operations in the Denver, Colorado, market increased the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the third quarter were $539.1 million, a 21.2% increase versus the $445.0 million recorded in 2011. Earnings from operations for the third quarter of 2012 were $91.1 million compared with $80.0 million in 2011. Net earnings attributable to Martin Marietta Materials were $62.9 million, or $1.36 per diluted share, versus 2011 third-quarter net earnings attributable to Martin Marietta Materials of $49.2 million, or $1.07 per diluted share.

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MLM Announces Third Quarter 2012 Results

November 6, 2012

Net sales for the first nine months of 2012 were $1.381 billion compared with $1.145 billion for the year-earlier period. Year-to-date earnings from operations were $115.0 million versus $140.3 million in 2011. For the nine-month period ended September 30, 2012, net earnings attributable to Martin Marietta Materials were $62.9 million, or $1.36 per diluted share, compared with $67.5 million, or $1.46 per diluted share, in the first nine months of 2011.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the third quarter of 2012 were $489.7 million compared with 2011 third-quarter sales of $394.7 million. Aggregates volume at heritage locations was down 3.8%, while pricing increased 4.1%. Earnings from operations for the quarter were $76.1 million in 2012 versus $70.4 million in the year-earlier period. Year-to-date net sales for the Aggregates business were $1.229 billion versus $996.1 million in 2011. Earnings from operations on a year-to-date basis were $108.3 million in 2012 compared with $104.4 million in 2011. For the nine-month period ended September 30, 2012, heritage aggregates volume increased 2.2%, while pricing increased 3.0%.

Specialty Products third-quarter net sales of $49.4 million decreased 1.8% from prior-year net sales of $50.3 million. Earnings from operations for the third quarter were $17.0 million compared with $15.6 million in the year-earlier period. For the first nine months of 2012, net sales were $151.6 million and earnings from operations were $52.7 million compared with net sales of $149.1 million and earnings from operations of $50.0 million for the first nine months of 2011.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its third quarter 2012 earnings conference call later today (November 6, 2012). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 48690186.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

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MLM Announces Third Quarter 2012 Results

November 6, 2012

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as "anticipate," "expect," "should be," "believe," “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy and the resolution of the fiscal cliff; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases, particularly if sequestration of budget programs occurs; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$539.1	$445.0	$1,380.9	$1,145.2
Freight and delivery revenues	54.8	57.4	152.7	147.5

Total revenues	593.9	502.4	1,533.6	1,292.7

Cost of sales	415.5	333.1	1,131.4	913.1
Freight and delivery costs	54.8	57.4	152.7	147.5

Total cost of revenues	470.3	390.5	1,284.1	1,060.6

Gross profit	123.6	111.9	249.5	232.1
Selling, general and administrative expenses	32.1	32.8	100.4	92.4
Business development costs	—	0.7	35.1	3.4
Other operating expenses and (income), net	0.4	(1.6)	(1.0)	(4.0)

Earnings from operations	91.1	80.0	115.0	140.3
Interest expense	13.2	13.4	40.0	45.3
Other nonoperating expenses and (income), net	0.6	2.1	(1.3)	2.2

Earnings from continuing operations before taxes on income	77.3	64.5	76.3	92.8
Income tax expense	13.5	14.2	12.1	21.9

Earnings from continuing operations	63.8	50.3	64.2	70.9
Loss on discontinued operations, net of related tax benefit of $0.1, $0.6, $0.2 and $1.7, respectively	(0.1)	—	(0.4)	(2.4)

Consolidated net earnings	63.7	50.3	63.8	68.5
Less: Net earnings attributable to noncontrolling interests	0.8	1.1	0.9	1.0

Net earnings attributable to Martin Marietta Materials, Inc.	$62.9	$49.2	$62.9	$67.5

Net earnings (loss) per common share:
Basic from continuing operations attributable to common shareholders	$1.36	$1.07	$1.38	$1.52
Discontinued operations attributable to common shareholders	—	—	(0.01)	(0.05)

	$1.36	$1.07	$1.37	$1.47

Diluted from continuing operations attributable to common shareholders	$1.36	$1.07	$1.37	$1.51
Discontinued operations attributable to common shareholders	—	—	(0.01)	(0.05)

	$1.36	$1.07	$1.36	$1.46

Cash dividends per common share	$0.40	$0.40	$1.20	$1.20

Average number of common shares outstanding:
Basic	45.9	45.7	45.8	45.6

Diluted	46.0	45.8	45.9	45.8

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales:
Aggregates Business:
Mideast Group	$118.1	$116.6	$305.0	$295.3
Southeast Group	71.9	76.7	213.1	217.4
West Group	299.7	201.4	711.2	483.4

Total Aggregates Business	489.7	394.7	1,229.3	996.1
Specialty Products	49.4	50.3	151.6	149.1

Total	$539.1	$445.0	$1,380.9	$1,145.2

Gross profit (loss):
Aggregates Business:
Mideast Group	$39.8	$37.2	$80.1	$77.5
Southeast Group	6.1	8.0	13.2	17.1
West Group	57.3	49.4	98.4	82.7

Total Aggregates Business	103.2	94.6	191.7	177.3
Specialty Products	19.7	17.8	59.1	56.8
Corporate	0.7	(0.5)	(1.3)	(2.0)

Total	$123.6	$111.9	$249.5	$232.1

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$8.9	$9.3	$28.0	$27.8
Southeast Group	5.4	6.8	17.1	20.4
West Group	14.1	10.7	42.0	32.0

Total Aggregates Business	28.4	26.8	87.1	80.2
Specialty Products	2.2	2.2	6.9	6.9
Corporate	1.5	3.8	6.4	5.3

Total	$32.1	$32.8	$100.4	$92.4

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$31.3	$28.1	$54.3	$53.2
Southeast Group	0.5	2.8	(5.5)	(2.0)
West Group	44.3	39.5	59.5	53.2

Total Aggregates Business	76.1	70.4	108.3	104.4
Specialty Products	17.0	15.6	52.7	50.0
Corporate	(2.0)	(6.0)	(46.0)	(14.1)

Total	$91.1	$80.0	$115.0	$140.3

Net sales by product line:
Aggregates Business:
Aggregates	$371.1	$362.6	$985.4	$916.9
Asphalt	29.2	12.3	61.9	37.5
Ready Mixed Concrete	33.1	9.8	82.6	22.3
Road Paving	56.3	10.0	99.4	19.4

Total Aggregates Business	489.7	394.7	1,229.3	996.1

Specialty Products Business:
Magnesia-Based Chemicals	32.5	32.8	96.7	94.8
Dolomitic Lime	16.5	17.1	53.6	53.3
Other	0.4	0.4	1.3	1.0

Total Specialty Products Business	49.4	50.3	151.6	149.1

Total	$539.1	$445.0	$1,380.9	$1,145.2

Depreciation	$41.5	$41.1	$125.5	$124.7
Depletion	1.5	1.3	3.5	2.6
Amortization	1.2	0.8	4.0	2.4

	$44.2	$43.2	$133.0	$129.7

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	September 30, 2012	December 31, 2011	September 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$35.4	$26.0	$56.8
Accounts receivable, net	296.9	203.7	259.8
Inventories, net	335.1	322.6	337.7
Other current assets	117.7	105.6	113.1
Property, plant and equipment, net	1,750.9	1,774.3	1,686.6
Intangible assets, net	667.3	670.8	657.3
Other noncurrent assets	39.9	44.8	47.3

Total assets	$3,243.2	$3,147.8	$3,158.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$6.7	$7.2	$7.2
Other current liabilities	210.4	166.5	190.5
Long-term debt (excluding current maturities)	1,092.1	1,052.9	1,038.3
Other noncurrent liabilities	464.0	472.3	437.0
Total equity	1,470.0	1,448.9	1,485.6

Total liabilities and equity	$3,243.2	$3,147.8	$3,158.6

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Consolidated net earnings	$63.8	$68.5
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	133.0	129.7
Stock-based compensation expense	5.9	9.3
Gains on divestitures and sales of assets	(0.9)	(3.9)
Deferred income taxes	11.6	6.4
Other items, net	2.3	1.3
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(93.2)	(78.0)
Inventories, net	(12.5)	(4.4)
Accounts payable	7.1	26.0
Other assets and liabilities, net	4.9	25.0

Net cash provided by operating activities	122.0	179.9

Investing activities:
Additions to property, plant and equipment	(105.9)	(93.5)
Acquisitions, net	(0.1)	(49.9)
Proceeds from divestitures and sales of assets	7.8	6.1

Net cash used for investing activities	(98.2)	(137.3)

Financing activities:
Borrowings of long-term debt	181.0	460.0
Repayments of long-term debt	(142.6)	(445.5)
Change in bank overdraft	0.1	(2.1)
Dividends paid	(55.3)	(55.2)
Debt issue costs	(0.3)	(3.3)
Issuances of common stock	3.5	1.4
Purchase of remaining interest in existing subsidiaries	—	(10.4)
Distributions to owners of noncontrolling interests	(0.8)	(1.0)

Net cash used for financing activities	(14.4)	(56.1)

Net increase (decrease) in cash and cash equivalents	9.4	(13.5)
Cash and cash equivalents, beginning of period	26.0	70.3

Cash and cash equivalents, end of period	$35.4	$56.8

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended September 30, 2012		Nine Months Ended September 30, 2012
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(2.6%)	3.5%	2.1%	0.7%
Southeast Group	(10.7%)	5.1%	(6.0%)	4.0%
West Group	(2.3%)	4.8%	5.4%	5.2%
Heritage Aggregates Operations	(3.8%)	4.1%	2.2%	3.0%
Aggregates Product Line (3)	(2.9%)	1.8%	1.7%	1.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
Shipments (tons in thousands)	2012	2011	2012	2011
Heritage Aggregates Product Line: (2)
Mideast Group	10,694	10,977	26,961	26,416
Southeast Group	5,495	6,154	16,413	17,454
West Group	18,416	18,840	48,874	46,366

Heritage Aggregates Operations	34,605	35,971	92,248	90,236
Acquisitions	2,068	—	4,497	—
Divestitures (4)	1	1,785	24	4,898

Aggregates Product Line (3)	36,674	37,756	96,769	95,134

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation's operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP"). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2012, and 2011, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross Margin in Accordance with Generally Accepted Accounting Principles
Gross profit	$123.6	$111.9	$249.5	$232.1

Total revenues	$593.9	$502.4	$1,533.6	$1,292.7

Gross margin	20.8%	22.3%	16.3%	18.0%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross Margin Excluding Freight and Delivery Revenues
Gross profit	$123.6	$111.9	$249.5	$232.1

Total revenues	$593.9	$502.4	$1,533.6	$1,292.7
Less: Freight and delivery revenues	(54.8)	(57.4)	(152.7)	(147.5)

Net sales	$539.1	$445.0	$1,380.9	$1,145.2

Gross margin excluding freight and delivery revenues	22.9%	25.1%	18.1%	20.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Margin in Accordance with Generally Accepted Accounting Principles
Earnings from operations	$91.1	$80.0	$115.0	$140.3

Total revenues	$593.9	$502.4	$1,533.6	$1,292.7

Operating margin	15.3%	15.9%	7.5%	10.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Margin Excluding Freight and Delivery Revenues
Earnings from operations	$91.1	$80.0	$115.0	$140.3

Total revenues	$593.9	$502.4	$1,533.6	$1,292.7
Less: Freight and delivery revenues	(54.8)	(57.4)	(152.7)	(147.5)

Net sales	$539.1	$445.0	$1,380.9	$1,145.2

Operating margin excluding freight and delivery revenues	16.9%	18.0%	8.3%	12.2%

Consolidated gross margin excluding freight and delivery revenues and excluding the effect of businesses acquired in the Denver, Colorado, area in December 2011 represents a non-GAAP financial measure. Management presents this measure to provide more consistent information for investors and analysts to use when comparing gross margin excluding freight and delivery revenues for the quarter ended September 30, 2012, with the respective prior-year quarter.

The following reconciles consolidated total revenues and consolidated gross profit in accordance with generally accepted accounting principles to consolidated net sales and consolidated gross profit, both excluding the impact of businesses acquired in the Denver, Colorado, area in December 2011. These adjusted amounts are then used to calculate consolidated gross margin excluding freight and delivery revenues and excluding the impact of these acquired businesses:

Three Months Ended September 30, 2012
Consolidated total revenues	$593.9
Less: Freight and delivery revenues	54.8
Less: Net sales at businesses acquired in Denver, Colorado area in December 2011	91.7

Consolidated net sales excluding net sales at business acquired in Denver, Colorado area in December 2011	$447.4

Consolidated gross profit	$123.6
Gross profit at businesses acquired in Denver, Colorado, area in December 2011	9.1

Consolidated gross profit excluding gross profit at business acquired in Denver, Colorado area in December 2011	$114.5

Consolidated gross margin excluding freight and delivery revenues and excluding impact of businesses acquired in Denver, Colorado, area in December 2011	25.6%

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MLM Announces Third Quarter 2012 Results

November 6, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation's revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.75 times as of September 30, 2012, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at September 30, 2012. For supporting calculations, refer to Corporation's website at www.martinmarietta.com.

Twelve-Month Period October 1, 2011 to September 30, 2012
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$72.3
Add back:
Interest expense	53.3
Income tax expense	11.1
Depreciation, depletion and amortization expense	170.5
Stock-based compensation expense	8.2
Deduct:
Interest income	(0.5)

Consolidated EBITDA, as defined	$314.9

Consolidated Debt, including debt guaranteed by the Corporation, at September 30, 2012	$1,126.5
Less: Unrestricted cash and cash equivalents in excess of $50 at September 30, 2012	—

Consolidated Net Debt, as defined, at September 30, 2012	$1,126.5

Consolidated Debt-to-Consolidated EBITDA, as defined,at September 30, 2012 for the trailing twelve-month EBITDA	3.58 times

Net cash provided by operating activities excluding the impact of business development expenses represents a non-GAAP financial measure. Management presents this measure to provide more consistent information for investors and analysts to use when comparing net cash provided by operating activities for the nine months ended September 30, 2012, with the respective prior-year period.

The following reconciles net cash provided by operating activities in accordance with generally accepted accounting principles to net cash provided by operating activities excluding the impact of business development expenses:

Nine Months Ended September 30, 2012
Net cash provided by operating activities in accordance with generally accepted accounting principles	$122.0
Add back: Impact of business development expenses on operating cash flow	38.0

Net cash provided by operating activities excluding the impact of business development expenses	$160.0

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation's website at www.martinmarietta.com. EBITDA is as follows for the three and nine months ended September 30, 2012, and 2011.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$133.3	$118.9	$246.4	$261.5

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Earnings Attributable to Martin Marietta Materials, Inc.	$62.9	$49.2	$62.9	$67.5
Add back:
Interest Expense	13.2	13.4	40.0	45.3
Income Tax Expense for Controlling Interests	13.3	13.5	11.9	20.2
Depreciation, Depletion and Amortization Expense	43.9	42.8	131.6	128.5

EBITDA	$133.3	$118.9	$246.4	$261.5

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